EXHIBIT 10.33

AMENDMENT TO

CIVEO CORPORATION 2014 EQUITY PARTICIPATION PLAN

WHEREAS, CIVEO CORPORATION (the “Company”) has heretofore adopted and restated the CIVEO CORPORATION 2014 EQUITY PARTICIPATION PLAN (effective May 20, 2014 and as thereafter amended and restated as of May 12, 2016) (the “Plan”) for the benefit of certain employees, directors and consultants of the Company and its subsidiaries; and

WHEREAS, the Company desires to amend the Plan in certain respects;

NOW, THEREFORE, the Plan is amended as follows, effective as of January 1, 2017:

1.	Section 9.5 of the Plan shall be replaced in its entirety with the following:

“9.5     Tax Withholding. The Company and any of its Affiliates shall be entitled to require payment in cash or deduction from other compensation payable to each Optionee, Grantee or Restricted Shareholder of any sums required by applicable tax law to be withheld with respect to the issuance, vesting or exercise of any Option, SAR, Restricted Share, Deferred Share, Performance Award, Dividend Equivalent or Share Payment. Subject to the timing requirements of Section 5.3, the Committee may, in its discretion and in satisfaction of the foregoing requirement, allow such Optionee, Grantee or Restricted Stockholder to elect to have the Company withhold Common Shares otherwise issuable under such or afterward (or allow the return of Common Shares) having a Fair Market Value not to exceed the maximum individual statutory tax rate in the applicable jurisdiction. The preceding sentence shall control over and supersede any conflicting provisions respecting (i) tax withholding to meet minimum objectives in award agreements for Options and Performance Awards and (ii) tax withholding in general as to all other awards agreements granted under the Plan, regardless of when granted.”

2.	As amended hereby, the Plan is specifically ratified and reaffirmed.